FIRST TRUST EXCHANGE-TRADED FUND II
                120 EAST LIBERTY DRIVE, SUITE 400
                     WHEATON, ILLINOIS 60187



                         October 6, 2009


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549



          Re:     First Trust NASDAQ(R) Clean Edge(R) Smart Grid
                       Infrastructure Index Fund (the "Fund")
                  -----------------------------------------------

Ladies and Gentlemen:

         The undersigned, First Trust Exchange-Traded Fund II (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Fund, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Post-Effective Amendment No. 21 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-143964) so that the same may become effective at 11 a.m., Eastern Time on October 9, 2009, or as soon thereafter as practicable.

                        Very truly yours,

                        First Trust Exchange-Traded Fund II


                        By: /s/ W. Scott Jardine
                            ------------------------------------------
                            W. Scott Jardine, Secretary


                        First Trust Portfolios L.P.


                        By: /s/ W. Scott Jardine
                            ------------------------------------------
                            W. Scott Jardine, Secretary